UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 16, 2012

BROADCOM CORPORATION

(Exact Name of Registrant as Specified in Charter)

California	000-23993	33-0480482
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 California Avenue, Irvine, California 92617

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (949) 926-5000

Not Applicable

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Bonus Awards for 2011 Plan Year Under Broadcom Corporation Performance Bonus Plan

On February 16, 2012 the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Broadcom Corporation (the “Company” or “Broadcom”) awarded cash bonuses under the Broadcom Corporation Performance Bonus Plan (the “Performance Bonus Plan”). The total amount to be paid under the Performance Bonus Plan for 2011 will be approximately $75.7 million. The total dollar amount of the 2011 bonus pool established under the Performance Bonus Plan was determined in accordance with the following metrics: 40% based on the relative revenue growth rate of the Company, 40% based on the Company’s non-GAAP product operating margin and 20% based on a strategic component set by the Compensation Committee. The Compensation Committee exercised its discretion in awarding to the executive officers the bonuses set forth below.

The following chart sets forth the actual bonus awarded to each of our current executive officers who was a named executive officer in 2010 and/or is expected to be a named executive officer in 2011 (the “NEOs”):

Name	Bonus
Scott A. McGregor, President and Chief Executive Officer	$1,844,063
Eric K. Brandt, Executive Vice President and Chief Financial Officer	$670,000
Daniel A. Marotta, Executive Vice President & General Manager, Broadband Communications Group	$395,000
Rajiv Ramaswami, Executive Vice President & General Manager, Infrastructure & Networking Group	$425,000
Robert A. Rango, Executive Vice President & General Manager, Mobile & Wireless Group	$600,000

2012 Salary Increases

On February 16, 2012 the Compensation Committee also established the annual base salaries for the NEOs, as shown in the following chart:

Named Executive Officer	2012 Base Salary
Scott A. McGregor	$940,000
Eric K. Brandt	$540,000
Daniel A. Marotta	$430,000
Rajiv Ramaswami	$430,000
Robert A. Rango	$470,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 21, 2012	BROADCOM CORPORATION, a California corporation

	By:	/s/ Eric K. Brandt
Eric K. Brandt
Executive Vice President and Chief Financial Officer